Exhibit 10.46

EQUIPMENT PURCHASE AGREEMENT

THIS EQUIPMENT PURCHASE AGREEMENT, dated as of January 7, 2010 (“Agreement”), is made by and between Ascent Solar Technologies, Inc., a Delaware corporation (“AST”), and ITN Energy Systems, Inc., a Colorado corporation (“ITN”), together the “Parties” and individually a “Party”.

RECITALS

WHEREAS, ITN desires to sell to AST, and AST desires to purchase from ITN, certain equipment (“Equipment”) on the terms and conditions set forth herein.

NOW THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Description of Equipment. The description of the Equipment to be sold and purchased under this Agreement Is set forth in the attachment (“Attachment”) to this Agreement.

2. Purchase of Equipment. Upon the terms of this Agreement, ITN shall sell, assign, transfer, convey, and deliver to AST all right, title, and interest in and to the Equipment and AST shall purchase all right, title, and interest in and to such Equipment.

3. Purchase Price. The total purchase price for all Equipment shall be one million United States Dollars ($1,100,000.00). The purchase price for each individual piece of Equipment shall be as specified in the Attachment to this Agreement.

4. Payment. The payment terms are set forth in the Attachment to this Agreement.

5. Taxes. AST shall be solely responsible for any and all taxes applicable to the purchase of the Equipment.

6. No Warranty. The Equipment is sold “As Is”. There is no warranty for any defect or defects in the Equipment. As of the date of delivery, repairs and modifications to the Equipment will become the sole responsibility of AST.

7. No Right of Return. As of the date of delivery, the sale of the Equipment is final and there is no right of return or right of refund.

8. Limitation of Liability. Except as otherwise expressly stated herein and subject to mandatory limitations under applicable law, in no event shall any Party hereto be liable to any other Party hereto or any third party for any indirect, consequential, incidental, punitive, or special damages whatsoever, without regard to cause or theory of liability (including, without limitation, damages incurred by such other Party or such third party for loss of business profits or revenue, business interruption, loss of business information, or other pecuniary loss) arising out of this Agreement.

9. Force Majeure. Notwithstanding anything to the contrary in this Agreement or the Attachment hereto, no Party shall be considered in default of performance under this Agreement to the extent that performance is delayed or prevented by reasons beyond the reasonable control of such Party, including but not limited to fire, flood, hurricanes, earthquake, or similar natural disasters, riot, war, terrorism, radical changes in government import/export regulations, labor strikes, or civil strife.

10. Notices. All notices, consents, requests, and other communications under this Agreement shall be in writing and shall be delivered by certified letter or courier or hand-delivered to the person below. Notice shall be effective upon receipt.

If to AST:

Gary Gatchell, CFO

12300 N. Grant Street

Thornton, CO 80241-3120

If to lTN:

Dr. Mohan Misra, President and CEO

8130 Shaffer Parkway

Littleton, CO 80127-4107

11. Applicable Law. The validity, performance, and construction of this Agreement shall be governed by the laws of the State of Colorado without regard to its conflicts of laws principles.

12. Jurisdiction and Venue. The Parties agree that all actions arising under this Agreement or otherwise as a result of the relationship between the Parties must be commenced before the courts of the State of Colorado, Denver County and both Parties irrevocably submit to the jurisdiction of these courts and waive any objections they may have to either the jurisdiction of or venue in these courts.

13. Assignment. This Agreement may not be assigned or transferred without the express written consent of both Parties. Any attempt to assign or transfer this Agreement without express written consent is void.

14. Waiver. Any waiver by any Party of any breach of any kind or character whatsoever by any other Party, whether such waiver be direct or implied, shall not be construed as a continuing waiver of, or consent to, any subsequent breach of this Agreement on the part of the other Party. In addition, no course of dealing between the Parties, nor any delay in exercising any rights or remedies of the Parties, shall be construed as a waiver.

15. Complete Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter contemplated hereby and supersedes all prior agreements and understandings, written or oral, with respect to the subject matter hereof. This Agreement may not be amended or modified in any way, nor may noncompliance with its terms be waived, except pursuant to a written instrument signed by both Parties.

IN WITNESS WHEREOF, the Parties hereto have signed this Agreement as of the date and year first above written.

ASCENT SOLAR TECHNOLOGIES, INC.		ITN ENERGY SYSTEMS, INC.

By:	/s/ Gary Gatchell	By:	/s/ Dr. Mohan Misra
Printed Name:	Gary Gatchell	Printed Name:	Dr. Mohan Misra
Title:	Chief Financial Officer	Title:	President and Chief Executive Officer